Exhibit 10.10

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of April 28, 2003, by and between Salient Partners, L.P., a Texas limited partnership (“Salient Partners”), Salient Advisors, L.P., a Texas limited partnership (“Advisors”), Salient Capital, L.P., a Texas limited partnership (“Capital”), Salient Partners GP, LLC, a Texas limited liability company (the “General Partner”), John A. Blaisdell, Andrew B. Linbeck, J. Matthew Newtown, Jeremy L. Radcliffe, A Haag Sherman, and Adam L. Thomas, (each a “Principal” and, collectively, the “Principals”), and Sanders Morris Harris Group, Inc., a Texas corporation (“SMHG”).

RECITALS:

A. Immediately prior to the closing of the transactions contemplated herein, the parties desire to form (i) a Delaware limited partnership under the name Salient Partners Acquisition, L.P. (or such similar name as may be available) (“Newco”), and (ii) a Delaware limited liability company under the name Salient Capital Management, LLC (or such similar name as may be available) (“Newco GP”);

B. Salient Partners, being the sole limited partner of Advisors and Capital, desires to contribute to Newco all of its limited partner interests in Advisors and Capital, respectively, in consideration for (i) 50% of the Class A limited partner units of Newco, and (ii) certain cash consideration as set forth herein;

C. The General Partner desires to contribute to Newco GP all of its general partner interests in each of Advisors and Capital in consideration for a 50% member interest in Newco GP;

D. SMHG being the owner of all the capital stock of Pinnacle Management & Trust Company, a state trust company organized under Chapter 181 of the Texas Finance Code (“PMT”) desires to convert PMT from a trust association organized as a Texas corporation to a limited trust association organized as a Texas limited liability company (“New PMT”) and thereafter to contribute to Newco, subject to approval of the Texas Department of Banking (the “Department of Banking”) all of the member interests of New PMT and cash, in consideration for (i) 50% of the Class A limited partners units of Newco, (ii) the Class B limited partner units (as defined in Section 3.4) of Newco, which shall have a liquidation preference equal to the members’ equity, of PMT as of the Closing Date (as determined in accordance with generally accepted accounting principles (“GAAP”)), but shall not participate in the net profits of Newco, and (iii) a 50% member interest in Newco GP;

E. Each of Salient Partners and the General Partner and SMHG desires to grant to the other or its designee an option to purchase such party’s 50% limited partner interest in Newco and member interest in Newco GP on the terms and conditions set forth herein; and

F. Each of Advisors and Capital is governed by an Agreement of Limited Partnership dated as of March 15, 2002, as the same may be amended from time to time (collectively, the “Partnership Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Contribution of Interests; Purchase Option.

1.1 SMHG and PMT. Subject to the terms and conditions of this Agreement, at the Closing:

(a) SMHG will form Newco and Newco GP and will contribute an amount equal to $1,485,000 in cash to Newco and $15,000 in cash to Newco GP,

(b) subject only to the approval of the Department of Banking, SMHG will convert PMT from a corporation to a limited liability company to form New PMT) and will contribute all of the member interest of New PMT to Newco,

(c) Newco will issue to SMHG 50% of the Class A limited partner units in Newco and all of the Class B limited partner units in Newco, and

(d) Newco GP will issue to SMHG a 50% member interest in Newco GP.

For the avoidance of doubt, the parties agree that, as among the parties, the contribution of New PMT to Newco shall be effective as of the Closing Date (as defined in Section 2.1), notwithstanding that approval of the Department of Banking for the transfer of the member interests of New PMT to Newco shall occur at a later date.

1.2  Advisors and Capital LP Interests. Subject to the terms and conditions of this Agreement, at the Closing:

(a) Salient Partners will convey to Newco all right, title and interest in its limited partner interests in Advisors and Capital, which shall constitute a 99.0% Percentage Interest and Allocation Ratio (as such terms are defined in the Partnership Agreement) in each of Advisors and Capital, respectively (such limited partnership interests being referred to collectively herein as the “LP Interests”), and

(b) Newco will pay over and deliver to Salient Partners $1,485,000 in cash and will issue to Salient Partners 50% of the Class A limited partner units of Newco.

1.3 Advisors and Capital GP Interests. Subject to the terms and conditions of this Agreement, at the Closing:

(a) the General Partner will contribute to Newco GP all right, title and interest in its general partner interest in Advisors and Capital, which shall constitute a 1% Percentage Interest and Allocation Ratio of each of Advisors and Capital, as such terms are defined in the Partnership Agreement, respectively, and

(b) Newco GP will pay over and deliver to the General Partner $15,000 in cash and shall issue to the General Partner a 50% member interest in Newco GP.

The general partner interests of each of Advisors and Capital so contributed are collectively referred to herein as the “GP Interests” and the GP Interests together with the LP Interests are collectively referred to herein as the “Interests” or the “Transferred Interests.” The Interests have the rights, preferences, powers, qualifications, limitations, and restrictions set forth in the Partnership Agreement of each of Advisors and Capital.

1.4 Operation of Newco and Newco GP. Newco’s and Newco GP’s agreement of limited partnership and regulations, respectively, shall provide the following:

(a) Management Committee Composition. Newco, through Newco GP, shall be governed by a management committee (the “Management Committee”), which shall be comprised of seven members. Three of the seven members shall be selected by Salient Partners and shall be the three Principals with the highest percentage ownership of Newco (initially, Messrs. Blaisdell, Linbeck. and Sherman), with such persons being referred to herein as the “Salient Designees”). Three of the seven members shall be selected by SMHG (initially, George L. Ball, Robert E. Garrison II, and Ben T. Morris, with such persons being referred to herein as the “SMHG Designees”). The seventh member shall be mutually agreed by the Salient Partners Designees and the SMHG Designees (the “Independent Director”). The Independent Director shall serve a one-year term and shall be selected or re-elected (as the case may be) annually by a majority vote of the Management Committee. The Independent Director may be removed at any time by a majority vote of the SMHG Designees and Salient Partners Designees, at which time the SMHG Designees and Salient Partners Designees shall mutually agree to a new Independent Director. The Management Committee shall have the rights, powers and duties as set forth in Newco’s Limited Partnership Agreement and Newco GP’s Operating Agreement (as hereinafter defined).

(b) Executive Committee. Newco, through Newco GP, shall be operated pursuant to the directives of an executive committee (the “Executive Committee”). The Executive Committee shall be comprised of not less than 3 members or more than 5 members. The initial Executive Committee shall be comprised of Messrs. Blaisdell, Linbeck, Radcliffe, and Sherman and Stephen D. Strake. The Executive Committee shall be selected from time to time by the Management Committee, but shall always include the Salient Designees and any Principal that is responsible for a line of business within Newco. Subject to the overall supervision and guidance of the Management Committee, the Executive Committee shall have all rights, duties and obligations to conduct the affairs of Newco not specifically delegated to the Management Committee. The Executive Committee will keep a written record of all material actions taken by it and of any and all formal meetings thereof and will report such actions to the Management Committee at the regular meeting of the Management Committee next following the meeting of the Executive Committee at which such action is taken.

1.5 Purchase Option. Within 30 days following the occurrence of a Change in Control (as hereinafter defined), (a) SMHG, at its sole and absolute option (the “Purchase Option”), may purchase all remaining Class A limited partner interests of Newco and all remaining Class A member interests of Newco GP not then owned by it (the “Option Interests”) from Salient Partners, the General Partner, or the Principals (the “Salient Parties”), and the Salient Parties shall be obligated to sell the Option Interest to SMHG, for the Option Purchase Price (as hereinafter defined) and (b) if SMHG does not exercise the Purchase Option, the Salient Parties, at their sole and absolute option (the “Put Option”), may sell the Option Interests to SMHG, and SMHG shall be obligated to purchase the Option Interests, for the Option Purchase Price.

For purposes of this Section 1.6, a “Change in Control” shall be deemed to have occurred if and when, with or without the approval of the board of directors of the SMHG incumbent prior to the occurrence,

(a) any “person” (as such term is defined in Section 13(d) and 14(d of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than any person who currently is an employee of the SMHG, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the SMHG representing 51% or more of the combined voting power of SMHG’s then outstanding securities computed on a fully diluted basis,

(b) the stockholders of SMHG approve (i) a merger or consolidation of SMHG with any other corporation, other than a merger or consolidation that would result in the voting securities of SMHG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50.1% of the combined voting power of the voting securities of SMHG or such surviving entity outstanding immediately after such merger or consolidation or (ii) an agreement for the sale or disposition by SMHG of all or substantially all of the assets of SMHG, or

(c) as the result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were directors immediately before the transaction or whose election was approved by a majority of the persons who were directors immediately before the transaction shall cease to constitute a majority of the board of directors of SMHG or of any successor to SMHG.

1.7 Loans. Subject to the terms and conditions of this Agreement, at the Closing, SMHG shall make a loan to Salient Partners in the amount of $250,000 (the “Loan”). The Loan shall be evidenced by a promissory note issued by Salient Partners (the “Notes”) that is due and payable one-year following the Closing Date (the “Maturity Date”), is secured by a pledge of Salient Partner’s 50% Class A limited partner units in Newco, and provides for the right of offset by SMHG for any amounts due and owing to it by Salient Partners on or before the Maturity Date and an interest rate at the lowest short-term applicable federal rate published by the Internal Revenue Service.

SECTION 2. Closings.

2.1. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur at 10:00 a.m. (Houston time) on a Business Day mutually agreeable to Salient Partners and SMHG that is not more than 10 Business Days after the date hereof (the “Closing Date”). In the event that Salient Partners and SMHG cannot agree on a Closing Date, then the Closing Date shall occur on the tenth Business Day after the date hereof at the offices of SMHG. At the Closing:

(a) the respective parties transferring the Transferred Interests will deliver to the transferees thereof, in accordance with Section 1, the certificates, if any, representing the applicable interests so transferred, duly endorsed for transfer, and an Assignment in the form attached hereto as Exhibit A (an “Assignment of Interests”),

(b) each of Advisors and Capital shall mark its records to admit Newco as a limited partner of Advisors and Capital, respectively, with a 99% Percentage Interest and Allocation Ratio as of the Closing Date and to admit Newco GP as the general partner of each with a 1% Percentage Interest and Allocation Ratio as of the Closing Date,

(c) Newco will issue the Class A and Class B limited partner interests, and Newco GP will issue Class A and Class B member interests, to the parties in accordance with Section 1, and

(d) SMHG, Newco, and Newco GP will deliver the Cash Consideration (as defined in Section 3), in accordance with Section 1.

Salient Partners’ obligation to consummate the transactions contemplated hereby and to deliver the Transferred Interests at the Closing, shall be subject to the following conditions:

(a) receipt by Salient Partners of the Cash Consideration;

(b) the accuracy in all material respects of the representations and warranties made by SMHG and PMT and the fulfillment of those undertakings of SMHG and PMT to be fulfilled prior to or at the Closing;

(c) the fulfillment of those undertakings of SMHG and PMT to be fulfilled prior to or at the Closing;

(d) receipt by Salient Partners of any certificate or certificates of the officers of SMHG, or public officials of any state, in each case as may be reasonably requested by Salient Partners;

(e) receipt by Salient Partners of the Loan; and

(f) the execution of an Agreement of Limited Partnership for Newco (the “Newco Partnership Agreement”) and Regulations for Newco GP (the “Newco GP Regulations”) containing such terms, provisions, and conditions as are acceptable to Salient Partners and the General Partner.

SMHG’s and PMT’s obligations to consummate the transactions contemplated hereby and to deliver the Purchase Price shall be subject to the following conditions:

(a) the accuracy in all material respects of the representations and warranties made by the Salient Parties, the General Partner, Advisors, and Capital herein;

(b) the fulfillment of those undertakings of the Salient Parties (as hereinafter defined), the General Partner, Advisors, and Capital to be fulfilled prior to or at the Closing;

(c) receipt by SMHG of any certificate or certificates of the officers of the Salient Parties, the General Partner, Advisors, and Capital, or public officials of any state, in each case as may be reasonably requested by SMHG;

(d) execution by Salient Partners of the Promissory Notes;

(e) the execution of the Newco Partnership Agreement and the Newco GP Regulations containing such terms, provisions, and conditions as are acceptable to SMHG; and

(f) the execution and delivery of the Option and Contribution Agreement (the “TEF Agreement”) dated of even date herewith, by and among The Endowment Fund GP, L.P., a Delaware limited partnership (“TEF GP”), The Endowment Fund Management LLC, a Delaware limited liability company (“TEF LLC” and together with TEF GP, “TEF”), certain Principals, Salient Endowment Enterprises, LLC, MWY Consulting, LLC, and SMHG, pursuant to which SMHG will acquire a 23.15% profits interest in each of TEF GP and TEF LLC and an option to purchase a 23.15% limited partner interest in each of TEF GP and TEF LLC.

2.2 Option Closing. The closing of the purchase and sale of the Option Interests (the “Option Closing”) shall occur at any time agreed upon by the Salient Parties, on the one hand, and SMHG, on the other hand, but no later than 30 days after the date SMHG notifies the Salient Parties or the Salient Parties notify SMHG of its or their intention to exercise the Purchase Option or Put Option, respectively (in each case, the “Option Closing Date”). At the Option Closing, the Salient Parties will deliver to SMHG, the certificates, if any, representing the Option Interests sold by the Salient Parties, duly endorsed for transfer and an Assignment of Interests. The Salient Parties’ obligation to complete the sale and purchase of the Option Interests being sold by the Salient Parties hereunder and to deliver such certificates and the Assignment of Interests to SMHG at the Option Closing shall be subject to the receipt by each Salient Party of his or its allocable share of the Option Purchase Price (as hereinafter defined) for the Option Interests.

(a) SMHG’s obligation to accept delivery of such certificates and each Assignment of Interests, and to deliver the Option Purchase Price for the Option Interests shall be subject to:

(i) the receipt by SMHG of a certificate executed by the Salient Parties reaffirming the accuracy in all material respects of the representations and warranties made by the Salient Parties and Advisors and Capital herein as of the Option Closing Date; provided, however, for purposes of the representations and warranties set forth in (A) Sections 4.3 and 4.4, the term “Transferred Interests” shall mean the Option Interests and (B) Section 4.9, the term “Financial Statements” shall refer to (x) the audited balance sheet of Newco as of December 31 of the year ended immediately prior to the Option Closing Date, and the related audited statements of income, changes in partner’s capital, and cash flows for the year then ended, and the notes and schedules thereto and (y) the unaudited balance sheet of Newco as of the last day of the calendar quarter ended immediately prior to the Option Closing Date, and the related unaudited statements of income, partner’s capital, and cash flows for the three, six, or nine-month period then ended;

(ii) the fulfillment of those undertakings of the Salient Parties, the General Partner, Advisors and Capital to be fulfilled prior to or at the Option Closing; and

(iii) receipt by SMHG of any certificate or certificates of the officers of the Salient Parties, the General Partner, Advisors and Capital or public officials of any state as may be reasonably requested by SMHG.

(b) The Salient Parties’ obligations to consummate the transactions contemplated to occur at the Option Closing are subject to the following conditions:

(i) the fulfillment of those undertakings of SMHG to be fulfilled prior to or at the Option Closing;

(ii) receipt by the Salient Parties of any certificate or certificates of the officers of SMHG or public officials of any state as may be reasonably requested by the Salient Parties; and

(iii) immediate full vesting of any restricted stock purchased by Principals pursuant to Section 10.6 hereof.

In addition, on the Option Closing, each Principal agrees to enter into employment agreements with SMHG (or its successor) providing for the employment of each such person by Newco for a term of two years following the closing date relating to the Change of Control, with compensation and upon such terms and conditions, including a coterminous covenant not to compete, that are mutually acceptable to SMHG or its successor and each such person (but in no event shall such person’s compensation be less than the compensation received by such person prior to such Change of Control).

SECTION 3. Consideration.

3.1. Cash Consideration. The aggregate cash consideration (the “Cash Consideration”) for the Interests contributed by Salient Partners pursuant to Section 1 shall be $1,500,000, which shall be allocated among the Interests as set forth on Schedule 3.1 and paid in cash by wire transfer of immediately available funds to an account or accounts designated by Salient Partners.

3.2 Additional Consideration. In addition to the Cash Consideration, SMHG shall issue to Salient Partners and the General Partner on March 31, 2005, a number of shares of common stock, $0.01 par value per share, of SMHG (the “SMHG Stock”), not to exceed 1,200,000 shares (as adjusted for stock splits, stock dividends, or recapitalizations), based on the pre-tax income of Newco, Newco GP, and their subsidiaries and attributable to SMHG’s and the Principals’ (or successors thereto) direct or indirect ownership interests in TEF and any new business line established by the owners thereof but held outside of Newco, Newco GP, or any subsidiary thereof (“New Business Lines”) (collectively, the “Newco Group”) for the calendar year 2004 (which shall include all of New PMT’s pre-tax income in 2004, even if it has not been consolidated with Newco by January 1, 2004) (“Combined Pre-tax Income”) in excess of $500,000. The number of shares of SMHG Stock to be issued shall be equal to the product of such pre-tax income of the Newco Group for 2004 multiplied by 0.15 (the “Allocable Share Amount” and, together with the Cash Consideration, the “Purchase Price”). By way of example, if New PMT had not been combined with the Newco Group until June 30, 2004 for regulatory reasons and earned $500,000 in pre-tax income during that period and $250,000 thereafter ($750,000 for the entire year) and the Newco Group otherwise earned $500,000 in pre-tax income in 2004, then Combined Pre-tax Income would be $1,250,000 and the Allocable Share Amount would be 187,500 shares. In the event that the Combined Pre-tax Income for the Newco Group was $750,000, then the Allocable Share Amount would be 112,500. In the event that the Combined-Pre-tax Income is equal to or less than $500,000, no shares would be issued and if Combined-Pre-tax Income is equal to or greater than $500,000, the first $500,000 of pre-tax income would be included in determining Combined Pre-tax Income. For purposes of this Section 3.2, Combined Pre-tax Income shall be determined in accordance with GAAP consistently applied, subject to any adjustment required by Section 10.9.

3.3 Option Purchase Price. The aggregate purchase price (the “Option Purchase Price”) (which shall be paid to the Salient Parties or the then current owners of the Option Interests pro rata in accordance with the number of Option Interests being sold by such person) for the Option Interests purchased by SMHG pursuant to Section 1.2 shall be

(a) if the Purchase Option is exercised and the Option Closing Date is on or prior to December 31, 2004, an amount equal to ten percent of the total consideration received by SMHG or its shareholders in the form in which it is received in connection with any Change in Control transaction,or

(b) if (i) the Put Option is exercised or (ii) the Purchase Option is exercised and the Option Closing Date is subsequent to December 31, 2004, an amount equal to the earnings of the Newco Group (for purposes of this Section 3.3, Newco Group shall not include any interest in TEF GP or TEF LLC) allocable (directly or indirectly) to the Salient Parties or the then-current owners of the Option Interests for the twelve-month period ending prior to the Option Closing Date multiplied by the Option Multiple (as hereinafter defined), less the Liquidation Preference as provided in Section 3.4 in the case of the exercise of the Purchase Option subsequent to December 31, 2004.

For purposes of this Section 3.3, the earnings of Newco shall mean the trailing twelve months net income of the Newco Group, in each case determined in accordance with GAAP consistently applied (as adjusted pursuant to Section 10.9, if any), but using the effective tax rate of SMHG for the purposes of determining federal income tax; provided, however, that the Option Purchase Price shall be reduced on a dollar for dollar basis by any amount paid by SMHG to the Principals (or, in the case of Messrs. Linbeck, Sherman and Radcliffe, Salient Endowment Enterprises, LLC (“SEE”)) pursuant to the TEF Agreement as a result of such Change in Control transaction to purchase any interests in TEF GP or TEF LLC therefrom that SMHG does not already own; and provided further, however, that in determining the “net income” of the Newco Group, general and administrative expenses (salary, travel and entertainment, technology and occupancy expenses only (“G&A Expenses”)) of the Newco Group, on the one hand, and G&A Expenses of TEF GP and TEF LLC, on the other hand, shall be allocated to each proportionately based on their respective revenues. By way of example, if the Newco Group, on the one hand, and TEF GP and TEF LLC, on the other hand taken as one enterprise, had G&A Expenses of $1,000,000 and $100,000, respectively, and revenues of $3,000,000 and $3,000,000, respectively, such G&A Expenses would be allocated $550,000 to the Newco Group and $550,000 to TEF GP and TEF LLC (taken as one enterprise) for purposes of determining the net income of the Newco Group. Notwithstanding anything to the contrary herein, in no event shall SMHG pay more aggregate consideration in respect of the Option Purchase Price and the corresponding price applicable to TEF GP and TEF LLC as a result of the aforestated allocation of G&A Expenses.

The Option Multiple means the greater of:

(a) six or

(b) 0.70 times the result of dividing

(i) an amount equal to the greater of (x) 5% of the sum of the closing prices for shares of SMHG Stock as reported by The Nasdaq Stock Market for the 20 trading days prior to the Option Closing Date or (y) the price per share of SMHG stock being offered to SMHG shareholders as a result of the Change of Control by

(ii) the net income per fully diluted share of SMHG determined in accordance with GAAP for the twelve-month period ending on the last day of the month ending immediately preceding the Option Closing Date.

The Option Purchase Price shall be paid in the form in which it is received by SMHG. The Purchase Option and the Change In Control Option (as defined in the TEF Agreement) must be exercised simultaneously, if at all. The Option Purchase Price shall be paid in cash by wire transfer of immediately available funds to an account designated by the Salient Parties or, in the event a Change in Control transaction includes some or all consideration other than cash, by delivery to the Salient Parties of consideration in the form received by SMHG in the Change of Control transaction.

3.4 Class B Units in Newco. At Closing, Newco shall issue to SMHG preference units equal (“Class B Units”). The Preference Units shall have a liquidation preference equal to the members’ equity of New PMT as of March 31, 2003, as determined in accordance with GAAP (the “Liquidation Preference”) and shall be manditorily redeemable by Newco upon the earlier to occur of:

(a) a Change in Control, provided that such Change in Control is not coupled with an exercise of the Purchase Option or the Put Option on or before December 31, 2004,

(b) the tenth anniversary after Closing or

(c) in the event that either the Salient Parties or SMHG exercises their right in Article 8 to purchase the other’s interest in Newco and Newco GP (in which case, the redemption of the Class B Units shall be subject to Article 8).

Class B Units shall not be allocated any profit or loss, have any voting rights, or be entitled to any distributions other than the Liquidation Preference, and shall not be transferable by SMHG without the prior written consent of Salient Partners. The remaining terms of the Class B Units shall be set forth in the Newco Limited Partnership Agreement. By way of example, in the event that there is a Change of Control occurring after December 31, 2004, and the net income of the Newco Group is $2 million and SMHG’s adjusted multiple is 21 (0.7 times 30, assumed multiple), then the total consideration for the Newco Group would be $42 million, which would be adjusted by Class B Units (assumed to be $4.5 million). Accordingly, in such an example, SMHG would have a $4.5 million Liquidation Preference and the remaining consideration of $37.5 million would be split 50% - 50% between the Salient Parties and SMHG; provided, however, that in no event shall the Liquidation Preference apply in the event that SMHG exercises its Purchase Option on or before December 31, 2004.

SECTION 4. Representations and Warranties of Salient Partners, the General Partner, Advisors, Capital and the Principals. The Principals severally, and Salient Partners, the General Partner, Advisors and Capital jointly and severally, represent and warrant to SMHG as follows:

4.1. Organization, Existence, and Qualification. Each of Salient Partners, Advisors and Capital is a limited partnership duly organized and validly existing under the laws of the State of Texas. The General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Salient Partners, Advisors, Capital and the General Partner has the power and authority to carry on its business as it is now being conducted and to own, lease, and operate all of its properties and assets. Each of Salient Partners, Advisors, Capital, and the General Partner is duly qualified to do business in each other jurisdiction in which qualification is required, except where the failure to be so qualified will not have a Material Adverse Effect (as hereinafter defined). The General Partner has delivered to SMHG a true and correct copy of the Partnership Agreement of each of Advisors and Capital, together with all amendments thereto, as in effect on the date hereof.

4.2. Outstanding Partnership Interests and Member Interests. The Principals constitute all of the members of the General Partner and all of the limited partners of Salient Partners. The General Partner is the sole general partner of each of Advisors and Capital and has a 1% Percentage Interest and Allocation Ratio in Advisors and Capital. Salient Partners is the sole limited partner of each of Advisors and Capital and holds a 99% Percentage Interest and Allocation Ratio in each of Advisors and Capital. No subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire limited partner or other equity interests of Advisors or Capital is outstanding on the Closing Date. The outstanding partnership interests of each of Advisors and Capital, have been duly authorized and have been issued in compliance with the applicable Partnership Agreement and all applicable securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase such partnership interests.

4.3. Sale and Delivery of the Transferred Interests. Except as set forth on Schedule 4.3, Salient Partners and the General Partner represents and warrants to SMHG that each of Salient Partners and the General Partner (i) has not pledged, sold, or encumbered the Transferred Interests to be contributed by Salient Partners or the General Partner pursuant to this Agreement and the Transferred Interests are free and clear of all liens and encumbrances, (ii) is the owner of the Transferred Interests and has full authority and power to transfer the Transferred Interests contributed or sold by Salient Partners or the General Partner pursuant to this Agreement, (iii) has paid in full all capital contributions of Salient Partners or the General Partner required by the applicable Partnership Agreement with respect to the Transferred Interests, (iv) has no outstanding obligations to Advisors or Capital with respect to the Transferred Interests contributed by Salient Partners or the General Partner under the Partnership Agreement, and (v) has full power and authority to enter into this Agreement and perform the transactions contemplated by this Agreement. Each of Salient Partners and the General Partner waives any right of first refusal or similar rights with respect to the purchase of the Transferred Interests. No approval or authority of any person will be required for the sale of the Transferred Interests to be sold by Salient Partners and the General Partner as contemplated herein. Such sale of the Transferred Interests shall be in compliance with all applicable securities laws.

4.4. Authority, Due Execution, Delivery, and Performance of the Agreement. Except as set forth on Schedule 4.4,

(a) Each of Advisors and Capital has full limited partnership power and authority to enter into this Agreement and perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, and at the Closing will have been duly executed and delivered by each of Advisors and Capital. The execution, delivery, and performance of this Agreement by Advisors and Capital and the consummation by Advisors and Capital of the transactions contemplated herein will not violate any provision of their respective Certificate of Limited Partnership or the Partnership Agreement.

(b)  Salient Partners has full limited partnership power and authority to enter into this Agreement and perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, and at the Closing will have been duly executed and delivered by Salient Partners. The execution, delivery, and performance of this Agreement by Salient Partners and the consummation by Salient Partners of the transactions contemplated herein will not violate any provision of the Certificate of Limited Partnership or the Agreement of Limited Partnership of Salient Partners.

(c)  The General Partner has full limited liability company power and authority to enter into this Agreement and perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, and at the Closing will have been duly executed and delivered by the General Partner. The execution, delivery, and performance of this Agreement by the General Partner and the consummation by the General Partner of the transactions contemplated herein will not violate any provision of the Articles of Organization or the Regulations of the General Partner.

(d) Each Principal has full power and authority to enter into this Agreement and perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, and at the Closing will have been duly executed and delivered by each Principal.

(e)  The execution, delivery, and performance of this Agreement by each of the Salient Parties, Advisors, and Capital and the consummation by each of them of the transactions contemplated herein will not (i) result in the creation of any lien, charge, security interest, or encumbrance upon any of their respective assets pursuant to the terms or provisions of, or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to it is a party or by which it or any of its properties may be bound or affected and in each case which individually or in the aggregate would have a material adverse effect on the condition (financial or otherwise), properties, business, prospects, or results of operations of the Salient Parties, Advisors, or Capital (a “Material Adverse Effect”), or (ii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Salient Parties, Advisors, or Capital or any of their respective properties. No consent, approval, authorization, or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for compliance with all securities laws applicable to the sale of the Transferred Interests.

(f) Upon the Salient Parties’, Advisors’, and Capital’s execution and delivery of this Agreement, and assuming the valid execution and delivery hereof by SMHG, this Agreement will constitute a valid and binding obligation of each of the Salient Parties, Advisors, and Capital, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.5. Subsidiaries; Other Interests. Neither Advisors nor Capital has any investments or ownership interests in any corporations, partnerships, joint ventures, or other business enterprises.

4.6. No Defaults. Neither Advisors nor Capital is in violation of or default under any provision of its respective Certificate of Limited Partnership, the Partnership Agreement, or other organizational documents. The General Partner is not in violation of or default under any provisions of its Articles of Organization, Regulations, or other organizational documents. Neither Advisors, Capital nor, to the best knowledge of the Salient Parties, any other party thereto, is in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit, or other instrument to which any of them is a party or by which any of their respective properties are bound; and there does not exist any state of facts which, with notice or lapse of time or both, would constitute an event of default as defined in such documents on the part of Advisors or Capital, except for such breaches and defaults that individually or in the aggregate would not have a Material Adverse Effect. Neither Advisors nor Capital is in violation of (a) any judgment, order, or decree by which any of them or their respective properties is bound or (b) any statute, rule, or regulation of any governmental authority, except for such violations that individually or in the aggregate would not have a Material Adverse Effect.

4.7. No Actions. There are no legal, administrative, or governmental actions, suits or proceedings, disciplinary proceedings, or investigations of any nature pending or, to the best knowledge of the Salient Parties, threatened to which Advisors, Capital, or any partner, officer, manager, or employee of any of them is or may be a party or of which property owned or leased by any of them is or may be subject (except for litigation that individually or in the aggregate would not have a Material Adverse Effect); and no material labor problem or labor disturbance by the employees of Advisors or Capital, exists, or, to the best knowledge of the Salient Parties, is imminent. Neither Advisors nor Capital is a party to or subject to the provisions of any injunction, judgment, decree, memorandum of understanding or similar arrangement, or order of any court, regulatory body, administrative agency or other governmental body charged with supervision or regulation of Advisors or Capital, including the supervision or regulation of investment Advisors.

4.8. Compliance. Advisors is duly registered as an investment Advisor under the Investment Adviser’s Act of 1940, as amended (the “Advisers Act”) with the Securities and Exchange Commission (the “Commission”). Advisors has furnished to SMHG a true, correct, and complete copy of Advisor’s currently effective Form ADV (parts I and II), as filed with the Commission, and has made available to SMHG all state registration forms, all prior Form ADV filings, and all reports filed by Advisors with the Commission under the Advisers Act and the rules promulgated thereunder and under similar state statutes since its formation. Advisors is in possession of all permits, licenses, and other authorizations material to the conduct of its business as currently conducted or as proposed to be conducted. Advisors has timely filed all material reports, forms, schedules, statements, documents, and other filings, together with any amendments required to be made with respect thereto, with the Commission, any applicable federal, state, or local governmental authorities, or any non-governmental self-regulatory agency, commission, or authority, including all material reports, statements, and filings required under the Advisers Act and any applicable state securities laws, and has paid all fees and assessments due and payable in connection therewith. The information contained in such forms and reports was true and complete as of the time of filing and, except as indicated in a subsequent form or report filed before the Closing Date, continues to be true and complete. As of their respective dates each of such forms and reports complied in all material respects with the requirements of the applicable statutes, rules, and regulations pursuant to which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Schedule 4.8 lists the states in which Advisors has made all notice filings required in connection with its status as an investment Advisor. Except as set forth on Schedule 4.8, neither Advisors nor, to the knowledge of Advisors and the Salient Parties, any “associated person” (as defined in the Exchange Act) of Advisors is required to be registered as a broker-dealer or as an associated person to a registered broker-dealer. Advisors has not been advised, and has no reason to believe, that Advisors is not conducting business in compliance with all licenses, permits, and other authorizations material to the conduct of its business and with all applicable laws, rules, and regulations of the jurisdictions in which it is conducting business, except where failure to be in compliance would not have a Material Adverse Effect. No governmental authority has initiated any administrative proceeding or, to the knowledge of Advisors or the Salient Parties, investigation into or related to the business or operations of Advisors. Except as set forth on Schedule 4.8, there is no unresolved violation, criticism, or exception made in writing by any governmental agency with respect to any report or statement by any governmental agency relating to any examination of Advisors. Advisors has never been subject to an examination by the Commission.

4.9. Financial Statements. Salient Partners has delivered to SMHG accurate and complete copies of the unaudited balance sheet of each of Advisors and Capital as of March 31, 2003, and the related unaudited statements of income and partner’s capital for the three-month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the books of account and records of each of Advisors and Capital and generally accepted accounting principles consistently applied except as otherwise indicated in such statements. The Financial Statements fairly present the respective financial positions of Advisors and Capital and the income, partners’ equity, and cash flows of such parties’ business at the dates and for the periods indicated (subject to normal year-end adjustments in the case of unaudited interim financial statements), in accordance with GAAP consistently applied except as otherwise indicated in such statements, and do not omit to state any information necessary in order to make such financial statements not materially misleading.

4.10. Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements or Schedule 4.10, or in this Agreement or in any Schedule attached to this Agreement or delivered pursuant hereto, neither Advisors nor Capital has any, and none of its respective assets or properties are subject to any, liabilities or obligations (accrued, absolute, contingent or otherwise), other than unsecured expenses and trade accounts payable arising in the ordinary course of business since December 31, 2002, and state income and franchise taxes accrued in respect of their respective operations since December 31, 2002. Except as disclosed to SMHG, neither Advisors nor Capital is in default in respect of any term or condition of any indebtedness or liability. There are no facts in existence on the date hereof and known to the Salient Parties which might reasonably serve as the basis for any material liabilities or obligations of Advisors or Capital that are not disclosed in this Agreement or in the Schedules attached to this Agreement and delivered pursuant hereto.

4.11. Taxes. Each of Advisors and Capital has elected to be taxed as a partnership for federal income tax purposes. Each of such parties has filed all federal, state, county and local tax and informational returns required to be filed by it and each of Advisors and Capital has paid all taxes, assessments, and governmental charges that have become due or payable, including, without limitation, all taxes that either Advisors or Capital is obligated to withhold from amounts owing to employees. No audit, action, suit, proceeding, claim, examination, deficiency, or assessment is currently pending or, to the best of the knowledge of the Salient Parties, threatened against any of such parties. There is no tax lien (other than for current taxes not yet due and payable), whether imposed by a federal, state, county, or local taxing authority, outstanding against the assets, properties or business of Advisors or Capital. No federal income tax returns of Advisors or Capital are presently being audited by the Internal Revenue Service and none of the Salient Parties has received any notice that any examination is being conducted by the Internal Revenue Service of the federal income tax returns of such parties for any taxable year. Copies of all federal and state income tax returns heretofore filed by such parties have been furnished to SMHG.

4.12. Properties. Each of Advisors and Capital, as of the applicable dates referred to therein, had good and marketable title to all the properties and assets reflected as owned by it in the Financial Statements, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in the Financial Statements or listed in Schedule 4.12, or (ii) those that are not material in amount and do not adversely affect the use made and currently proposed to be made of such property by such parties. Each of Advisors and Capital holds its respective leased properties under valid and binding leases. Each of Advisors and Capital owns or leases all such properties as are necessary to its operations as now conducted. Neither Advisors nor Capital owns any real property. Any real property and facilities held under lease by Advisors or Capital are held by it under valid, subsisting, and enforceable leases of which each of them is in compliance.

4.13.  Intellectual Property.

(a) Each of Advisors and Capital owns or has the right to use all Intellectual Property Rights (as hereinafter defined) used by them for the conduct of their respective business, which Intellectual Property Rights are the only Intellectual Property Rights necessary or required for the conduct of their respective businesses as they are currently being conducted.

(b) Neither Advisors nor Capital is in default of its obligations to pay royalties or other amounts to other persons by reason of the ownership or use of any Intellectual Property Rights used by such party for the conduct of its respective business.

(c) No Intellectual Property Right owned by any of Advisors or Capital violates or will violate any license or infringes or will infringe any Intellectual Property Rights of another. To the best knowledge of such parties, no Intellectual Property Right, product or service marketed, sold or licensed (as licensor or as licensee) by such parties violates or will violate any license or infringes or will infringe any Intellectual Property Rights of another, nor has any such party received any notice that any of the Intellectual Property Rights used by such party for the conduct of its respective business, conflicts or will conflict with the rights of others.

(d) There are no claims pending or, to the best of such party’s knowledge, threatened with respect to any Intellectual Property Rights necessary or required for the conduct of the respective businesses of such parties as currently conducted, nor, to the best knowledge of such parties, does there exist any basis therefor.

As used herein, the term “Intellectual Property Rights” means all patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets, know-how, licenses, proprietary processes and formulae and applications for patents, trademarks, service marks, and copyrights. Schedule 4.13 sets forth all Intellectual Property Rights of Advisors and Capital.

4.14. Ineligible Persons. Neither Advisors nor, to the knowledge of any of the Salient Parties and Advisors, any “associated person” (as defined in the Advisers Act) of Advisors, has been convicted of any crime or has been subject to any disqualification that would be a basis for denial, suspension, or evocation of registration of an investment advisor under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or is otherwise ineligible pursuant to Section 203 of the Advisers Act to serve as an investment Advisor or associated person to a registered investment Advisor.

4.15. Absence of Certain Changes of Events. Except as set forth in Schedule 4.15 or in the Financial Statements, since December 31, 2002:

(a) there has been no material change in the condition, financial or otherwise, or operations of any of Advisors or Capital;

(b) neither Advisors nor Capital has incurred any indebtedness for money borrowed or any material liability or obligation, contingent or otherwise, except in the ordinary course of business, or entered into any material commitment or other transaction not in the ordinary course of business;

(c) there has been no event, occurrence, or development that has resulted or that could result in a Material Adverse Effect with respect to any of Advisors or Capital;

(d) neither Advisors nor Capital has declared or made any payment or distribution of cash or other property to its partners or officers (other than in compliance with existing compensation agreements or incentive option plans), or purchased, redeemed (or made any agreements to purchase or redeem) any limited partner interest;

(e) neither Advisors nor Capital has altered its method of accounting;

(f) neither Advisors nor Capital has incurred or become subject to any material claim or material liability for any damages or alleged damages for any actual or alleged negligence or other tort or breach of contract;

(g) except in the ordinary course of business and consistent with past practices, neither Advisors nor Capital has sold, transferred, or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of its assets, property or rights or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims;

(h) neither Advisors nor Capital has entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights, or requiring the consent of any party to the transfer and assignment of any of such assets, property or rights;

(i) neither Advisors nor Capital has made any change in its authorized capital or outstanding securities;

(j) neither Advisors nor Capital has issued, sold, delivered or agreed to issue, sell or deliver any member interests, bonds or other securities, or granted or agreed to grant any options, warrants or other rights calling for the issue, sale or delivery thereof;

(k) neither Advisors nor Capital has adopted any new, or made any increase in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of such officers, directors or salaried employees;

(l) neither Advisors nor any employee of Advisors has been cited for any violations of the Advisers Act or the rules and regulations of the Commission promulgated thereunder; and

(m) neither Advisors nor Capital has entered into any material oral or written agreement or other transaction that is not in the ordinary course of business.

4.16. Furniture and Equipment. Attached hereto as Schedule 4.16 is a list setting forth a description of all major items of furniture and equipment owned or leased by any of Advisors or Capital at March 31, 2003. All items of furniture and equipment reflected on the Financial Statements or Schedule 4.16 are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except such as require routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

4.17. Material Contracts. Attached hereto as Schedule 4.17 is a list as of the date of this Agreement of certain written or oral leases, contracts, commitments, agreements, guarantees, and other documents to which any of Advisors or Capital is a party or by which it is bound. Except for contracts and documents listed in Schedule 4.17, neither Advisors nor Capital is a party to or bound by any written or oral (a) contract not made in the ordinary course of business; (b) employment contract; (c) bonus, pension, profit sharing, retirement, hospitalization, insurance or other plan providing employee benefits; (d) lease with respect to any property, real or personal, whether as lessor or lessee; (e) continuing contract for the future purchase of materials, supplies or equipment in excess of the requirements of its business now booked; (f) contract or commitment for capital expenditures; (g) contract continuing over a period of more than six months from its date; (h) contract providing for annual payments in excess of $25,000 or aggregate payments in excess of $50,000, or (i) contract between any member or employee of any of Advisors or Capital and such party, (j) promissory note, loan agreement, guarantee or other contract or commitment for the borrowing of money by any of Advisors or Capital, or (k) contract material or necessary to conduct the operations and business of any of Advisors or Capital. A true copy of each lease, contract, commitment and agreement listed in Schedule 4.17 has been furnished to SMHG or made available for review by SMHG, and, except as otherwise disclosed on Schedule 4.17, each such lease, contract, commitment and agreement is in full force and effect and neither Advisors nor Capital and, to the knowledge of the Salient Parties and the General Partner, none of the other parties thereto are in default thereunder.

4.18. Employees. Attached hereto as Schedule 4.18 is a schedule listing the names and annual rates of compensation of all the present officers, salaried employees and agents of each of Advisors and Capital. Schedule 4.18 summarizes the bonuses, profit sharing, incentive, percentage compensation and other like benefits, if any, paid or payable to such officers, directors, employees and agents on an annual basis (i.e., for calendar year 2003). Schedule 4.18 also sets forth all loans and advances (other than routine travel advances to be repaid or formally accounted for within 60 days) made by any of Advisors or Capital since December 31, 2002, to any Principal or to any director, officer or employee of any of Advisors or Capital, and the current status thereof, whether or not such loan or advance is presently outstanding. Each employee of Advisors who is required to be registered as an investment Advisor representative or solicitor (or in a similar capacity) with the securities commission of any state are duly registered as such and such registrations are in full force and effect.

4.19. Investment Company, Etc. Neither Advisors nor Capital is regulated or required to be registered as an investment company, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, or transfer agent under and federal, state, or local statute, laws, rule, or regulation; provided, however, that Capital is undergoing registration with the Commission and the National Association of Securities Dealers as a “broker-dealer.”

4.20. Insurance. Each of Advisors and Capital maintains the insurance policies summarized on Schedule 4.20. To the knowledge of the Salient Parties and the General Partner, all such insurance policies are in full force and effect.

4.21. Employee Benefit Plans. There are no employee “pension benefit” or “welfare” plans (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by any of Advisors or Capital or to which any of them contributes or is required to contribute. Since December 31, 2002, there has been no termination or partial termination, or commencement of proceedings seeking termination, with respect to any employee pension benefit plan previously maintained by any of Advisors or Capital or any employee pension benefit plan to which such party previously contributed or was required to contribute.

4.22 Customer Relationships. Advisors is in compliance with the terms of each contract with any customer to whom Advisors provides services (a “Client”), and each such contract is in full force and effect. There are no disputes pending or, to the knowledge of the Salient Parties, threatened with any Client under the terms of such contract or with any former Client. Advisors has provided or made available to SMHG true and complete copies of the standard form of all advisory and similar agreement with Clients. To the knowledge of the Salient Parties, there have been no complaints or disputes with customers that have not been resolved that are expected to result in a Material Adverse Effect.

4.23. Brokers. None of Advisors, Capital or the Salient Parties is a party to or in any way obligated under any contract or other agreement and there are no outstanding claims against any such party for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

4.24. Questionable Payments. Neither Advisors nor Capital has made, and none of the Salient Parties has any knowledge or information that any member, manager, officer, employee, agent or other representative of Advisors or Capital or any person acting on behalf of any of them has made, directly or indirectly, any bribes, kickbacks, political contributions with corporate funds, payments from corporate funds not recorded on the books and records of Advisors or Capital, payments from corporate funds that were knowingly and falsely recorded on the books and records of Advisors or Capital, payments from corporate funds to governmental officials in their individual capacities or illegal payments from corporate funds to obtain or retain business.

4.25. Transactions with Affiliated Parties. Except as set forth on Schedule 4.25, neither Advisors nor Capital has engaged in any transactions with any Affiliated Party (other than transactions inherent in the normal capacities of partners, managers, officers, or employees). Except as set forth in Schedule 4.25, no Affiliated Party has any ownership interest, directly or beneficially, in any competitor or customer of any of Advisors or Capital (except with respect to no more than 1% of the issued stock of any company the securities of which are publicly traded on a national stock exchange or in the over-the counter market or accounts of the Principals or family members thereof). For purposes of this Section 4.25, “Affiliated Party” means the Principals, employees, officers, managers, and partners of any of Advisors or Capital; any spouse or child of the Principals or an employee, officer, manager, or partner of any of Advisors or Capital; any trust of which a Principal or any employee, officer, manager, or partner of any of Advisors or Capital is a grantor, trustee or beneficiary; any corporation of which a Principal or any employee, officer, manager, or partner of any of Advisors or Capital, or any spouse or child of a Principal or such employee, officer, manager or partner, is an officer, director or shareholder; or any partnership of which the any Principal, or any employee, officer, manager, or partner of any of Advisors or Capital, is a partner.

4.26. Books and Records. The books and records of each of Advisors and Capital are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all meetings or proceedings of its managers and members.

4.27. Discretionary Accounts. Advisors has operated its investment accounts for which it has investment discretion in accordance with the investment objectives and guidelines in effect for each such investment account, except when lack of compliance would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Advisors.

4.28. Environmental and Safety Laws. Neither Advisors nor Capital is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

4.29. Accredited Investors; Acquisition for Investment. Except as set forth on Schedule 4.29, Salient Partners is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), is knowledgeable, sophisticated, and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the acceptance of SMHG Stock as part of the Purchase Price, and has requested, received, reviewed, and understood all information he deems relevant in making and informed decision to accept SMHG Stock as part of the Purchase Price. The SMHG Stock to be issued to Salient Partners pursuant to this Agreement will be acquired for Salient Partners’ own account for investment only. Salient Partners agrees that it will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the shares of SMHG Stock except in compliance with the Securities Act, rules and regulations promulgated under the Securities Act, and any applicable state securities or blue sky laws.

SECTION 5. Representations and Warranties of SMHG. SMHG hereby represents and warrants to the Salient Parties, Advisors and Capital as follows:

5.1 Accredited Investor. SMHG: (a) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities act and is knowledgeable, sophisticated, and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the acquisition of a beneficial interest in the Transferred Interests (through its ownership of Newco and Newco GP), and has requested, received, reviewed, and understood all information it deems relevant in making an informed decision regarding such acquisition; (b) acknowledges that the transfer of the Transferred Interests pursuant to this Agreement has not been reviewed by the Commission or any state regulatory authority; (c) is acquiring the common equity in Newco and Newco GP and the Preference Units for its own account for investment only and with no present intention of reselling or distributing any of such securities in a manner that would require registration under the Securities Act and has no arrangement or understanding with any other persons regarding the distribution of such securities; and (d) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of such securities except in compliance with the Securities Act, rules and regulations promulgated under the Securities Act and any applicable state securities or blue sky laws. SMHG recognizes that an investment in such securities is speculative and involves a high degree of risk, including a risk of total loss of SMHG’s investment.

5.2. Authority, Due Execution, Delivery, and Performance of the Agreement. SMHG has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. No consent, approval, authorization, or other order of any court, regulatory body, administrative agency or other governmental body that has not been obtained is required on the part of SMHG for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of SMHG enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). There is not in effect any order enjoining or restraining SMHG from entering into or engaging in any of the transactions contemplated by this Agreement.

5.3.  Organization and Existence. SMHG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now conducted. SMHG has delivered to Salient Partners and the Principals a true and correct copy of its Articles of Incorporation and By-laws.

5.4.  Capitalization. The authorized capital stock of SMHG consists of (a) 100 million shares of SMHG Stock, of which 16,908,377 shares were validly issued and outstanding and fully paid and nonassessable as of March 31, 2003, and (b) 10 million shares of Preferred Stock, $0.10 par value, of SMHG, none of which are issued and outstanding. 1,533,340 shares of SMHG Stock are reserved as of March 31, 2003, for issuance upon exercise of outstanding employee and director stock options granted under SMHG’s stock option plans and stock purchase program. Except for the foregoing stock options and plans, no subscription, warrant, option, convertible security, stock appreciation, or other right to purchase or acquire shares of any class of capital stock of SMHG is authorized or outstanding, and there is not outstanding any commitment of SMHG or any of its subsidiaries to issue any shares, warrants, options, pr other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets.

5.5.  Brokers. SMHG is not a party to or in any way obligated under any contract or other agreement and there are no outstanding claims against it for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

5.6.  Stock to be Issued. The shares of SMHG Stock to be issued to Salient Partners and the Principals will, when issued, have been duly and validly authorized and issued by SMHG and will be fully paid and nonassessable.

5.7.  SEC Filings. SMHG has filed all forms, reports, and documents required to be filed by it with the Commission since January 1, 2000, and SMHG has made available to Salient Partners and the Principals true and complete copies of (a) the Annual Report on Form 10-K of SMHG for the years ended December 31, 2002 and 2001, (b) all other reports (including Current Reports on Form 8-K), statements, and registration statements filed by SMHG with the Commission since December 31, 2001, and (iii) all Form ADVs, and all amendments thereto, filed by each subsidiary of SMHG that is registered as an investment Advisor (“SEC Filings”). The SEC Filings (a) complied when filed in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not at the time of their filing (or if amended, supplemented, or superseded by a later filing, on the date of the later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.8.  Financial Statements. The consolidated balance sheets and consolidated statements of operations, stockholders’ equity, and cash flows of SMHG and its subsidiaries included in the SEC Filings (the “SMHG Financial Statements”) fairly present in all material respects the consolidated financial position of SMHG and its subsidiaries at their respective dates and the consolidated results of operations of SMHG and its subsidiaries for the respective periods then ended, in accordance with GAAP, subject, in the case of unaudited interim financial statements, to (a) year-end adjustments (which consist of normal recurring accruals) and (b) the absence of explanatory footnote disclosure required by GAAP.

5.9. Litigation. Except as disclosed in Schedule 5.9, there is no material action, suit, litigation, proceeding or governmental investigation pending or threatened against SMHG or its subsidiaries or the property or business of SMHG or its subsidiaries, or the transactions contemplated by this Agreement, nor to the knowledge of SMHG is there any basis for any such action or for any such claim, and SMHG is not subject to the provisions of any material decree or judgment of any court or of any governmental agency.

5.10. Absence of Undisclosed Liabilities. Except as set forth in SMHG Financial Statements, or in this Agreement or in any Schedule attached to this Agreement or delivered pursuant hereto, SMHG has no, and none of its assets or properties are subject to any, liabilities or obligations (accrued, absolute, contingent or otherwise), other than unsecured expenses and trade accounts payable arising in the ordinary course of business since December 31, 2002, and federal and state income and franchise taxes accrued in respect of the operations of the Principal since December 31, 2002. Except as disclosed to SMHG, SMHG is not in default in respect of any term or condition of any material indebtedness or liability.

5.11. Other Information. All of the information provided to the Salient Parties, Advisors or Capital or their respective agents or representatives concerning SMHG’s suitability to invest in Newco and Newco GP, and the representations and warranties contained herein, are complete, true, and correct as of the date hereof, and understands that such parties are relying on the statements contained herein to establish an exemption from registration under federal and state securities laws.

5.12. Address. The address set forth in the signature page hereto is SMHG’s true and correct domicile.

SECTION 5A. Representations and Warranties of SMH with respect to PMT. SMHG hereby represents and warrants to the Salient Parties as follows:

5A.1. Organization, Existence, and Qualification. PMT is a state trust company within the meaning of, and chartered under the Texas Finance Code, and is duly organized, validly existing, and in good standing under the laws of the State of Texas. PMT has full authority and trust company power to carry on its business as it is now being conducted and to own, lease, and operate all of its properties and assets. PMT is duly qualified to do business in each other jurisdiction in which qualification is required, except where the failure to be so qualified will not have a Material Adverse Effect (as hereinafter defined). SMHG has delivered to the Purchaser a true and correct copy of the Articles of Incorporation and Bylaws of PMT together with all amendments thereto, as in effect on the date hereof. PMT has taken (and at the Closing New PMT will have taken) all necessary action (including, without limitation, all necessary corporate or limited liability company action, as the case may be, of the board of directors, board of managers, shareholders and/or members, as the case may be) to authorize the consummation of the transactions contemplated by this Agreement. Other than the approval of the Department of Banking, no consent, approval, authorization, or other order of any court, regulatory body, administrative agency or other governmental body that has not been obtained is required on the part of PMT or New PMT for the consummation of the transactions contemplated by the Agreement.

5A.2. Outstanding Capital Stock. SMHG owns all of the issued and outstanding common stock, $1.00 par value (the “PMT Shares”), of PMT. No subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire common stock or other equity interests of PMT is outstanding on the Closing Date. The outstanding shares of common stock of PMT have been duly authorized and are validly issued, fully paid, and nonasessable and have been issued in compliance all applicable securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase such partner interests.

5A.3. Contribution of PMT Shares. SMHG (i) has not pledged, sold, or encumbered the PMT Shares to be contributed by SMHG pursuant to this Agreement and the PMT Shares are free and clear of all liens and encumbrances, (ii) is the owner of the PMT Shares and has full authority and power to transfer the PMT Shares to be contributed pursuant to this Agreement to Newco, (iii) has paid in full the purchase price of the PMT Shares, (iv) has no outstanding obligations to PMT with respect to PMT Shares, and (v) has full power and authority to enter into this Agreement and perform the transactions contemplated by this Agreement. No approval or authority of any person other than the Department of Banking will be required for the contribution of the PMT Shares as contemplated herein. Such contribution of the PMT Shares shall be in compliance with all applicable securities laws.

5A.4. Subsidiaries. PMT has no investments or ownership interests in any corporations, partnerships, joint ventures, or other business enterprises.

5A.5. No Defaults. PMT is not in violation of or default under any provision of its Articles of Incorporation, Bylaws, or other organizational documents. To the best of SMHG’s knowledge, PMT is not in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit, or other instrument to which PMT is a party or by which PMT, or any of its properties are bound; and there does not exist any state of facts which, with notice or lapse of time or both, would constitute an event of default as defined in such documents on the part of PMT, except for such breaches and defaults that individually or in the aggregate would not have a Material Adverse Effect. PMT is not in violation of (a) any judgment, order, or decree by which PMT or its properties is bound or (b) any statute, rule, or regulation of any governmental authority, except for such violations that individually or in the aggregate would not have a Material Adverse Effect.

5A.6. No Actions. There are no legal, administrative, or governmental actions, suits or proceedings, disciplinary proceedings, or investigations of any nature pending or, to the best knowledge of SMHG, threatened to which PMT is or may be a party or of which property owned or leased by PMT is or may be subject (except for litigation that individually or in the aggregate would not have a Material Adverse Effect); and no material labor problem or labor disturbance by the employees of PMT exist, or, to the best knowledge of SMHG, is imminent. PMT is not a party to or subject to the provisions of any injunction, judgment, decree, memorandum of understanding or similar arrangement, or order of any court, regulatory body, administrative agency or other governmental body charged with supervision or regulation of PMT including Department of Banking.

5A.7. Compliance. PMT has not been advised, and has no reason to believe, that PMT is not conducting business in compliance with all licenses, permits, and other authorizations material to the conduct of their business and with all applicable laws, rules, and regulations of the jurisdictions in which it is conducting business, except where failure to be in compliance would not have a Material Adverse Effect. No governmental authority has initiated any administrative proceeding or, to the knowledge of SMHG, investigation into or related to the business or operations of PMT. There is no unresolved violation, criticism, or exception made in writing by any governmental agency with respect to any report or statement by any governmental agency relating to any examination of PMT.

5A.8. Financial Statements. SMHG has delivered to Salient Partners accurate and complete copies of (a) the audited balance sheet of PMT as of December 31, 2002, and the related audited statements of income, changes in partner’s capital, and cash flows for the year then ended, and the notes and schedules thereto and (b) the unaudited balance sheet of PMT as of March 31, 2003, and the related unaudited statements of income and stockholders’ equity for the three-month period then ended ((a) and (b) collectively, the “PMT Financial Statements”). The PMT Financial Statements have been prepared in accordance with the books of account and records of Salient and generally accepted accounting principles consistently applied except as otherwise indicated in such statements. The PMT Financial Statements fairly present the financial position of PMT and the income, members’ equity, and cash flows of PMT’s business at the dates and for the periods indicated (subject to normal year-end adjustments in the case of unaudited interim financial statements), in accordance with GAAP consistently applied except as otherwise indicated in such statements, and do not omit to state any information necessary in order to make such financial statements not materially misleading.

5A.9. Absence of Undisclosed Liabilities. Except as set forth in the PMT Financial Statements, or in this Agreement or in any Schedule attached to this Agreement or delivered pursuant hereto, PMT has no, and none of its assets or properties are subject to any, liabilities or obligations (accrued, absolute, contingent or otherwise), other than unsecured expenses and trade accounts payable arising in the ordinary course of business since December 31, 2002, and state income and franchise taxes accrued in respect of the operations of Salient since December 31, 2002. Except as disclosed to the Salient Partners, PMT is not in default in respect of any term or condition of any indebtedness or liability. There are no facts in existence on the date hereof and known to the SMHG that might reasonably serve as the basis for any material liabilities or obligations of PMT not disclosed in this Agreement or in the Schedules attached to this Agreement or delivered pursuant hereto.

5A.10. Taxes. PMT filed all federal, state, county and local tax and informational returns, required to be filed by it, and PMT has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges that have become due or payable, including, without limitation, all taxes that PMT is obligated to withhold from amounts owing to employees, creditors and third parties. PMT has established adequate reserves for all taxes accrued but not yet payable. No audit, action, suit, proceeding, claim, examination, deficiency, or assessment is currently pending or, to the best of SMHG’s knowledge, threatened against PMT. There is no tax lien (other than for current taxes not yet due and payable), whether imposed by a federal, state, county, or local taxing authority, outstanding against the assets, properties or business of PMT. No federal income tax returns of PMT are presently being audited by the Internal Revenue Service and PMT have not received any notice that any examination is being conducted by the Internal Revenue Service of the federal income tax returns of PMT for any taxable year.

5A.11. Properties. PMT, as of the applicable dates referred to therein, good and marketable title to all the properties and assets reflected as owned by it in the PMT Financial Statements, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in the PMT Financial Statements or listed in Schedule 5A.11, or (ii) those that are not material in amount and do not adversely affect the use made and currently proposed to be made of such property by PMT. PMT holds its leased properties under valid and binding leases. PMT owns or leases all such properties as are necessary to its operations as now conducted. PMT does not own any real property. Any real property and facilities held under lease by PMT are held by it under valid, subsisting, and enforceable leases of which PMT is in compliance.

5A.12.  Intellectual Property.

(a) PMT owns or has the right to use all Intellectual Property Rights used by PMT for the conduct of its business, which Intellectual Property Rights are the only Intellectual Property Rights necessary or required for the conduct of their respective businesses as they are currently being conducted.

(b) PMT is not in default of its obligations to pay royalties or other amounts to other persons by reason of the ownership or use of any Intellectual Property Rights used by PMT for the conduct of its business.

(c) No Intellectual Property Right owned by PMT violates or will violate any license or infringes or will infringe any Intellectual Property Rights of another. To the best of SMHG’s knowledge, no Intellectual Property Right, product or service marketed, sold or licensed (as licensor or as licensee) by PMT, violates or will violate any license or infringes or will infringe any Intellectual Property Rights of another, nor has PMT received any notice that any of the Intellectual Property Rights used by PMT for the conduct of its business, conflicts or will conflict with the rights of others.

(d) There are no claims pending or, to the best of SMHG’s knowledge, threatened with respect to any Intellectual Property Rights necessary or required for the conduct of the business of PMT as currently conducted, nor, to the best of PMT’s knowledge, does there exist any basis therefor.

5A.13. Absence of Certain Changes of Events. Except as set forth in Schedule 5A.13, since December 31, 2002,

(a) there has been no material change in the condition, financial or otherwise, or operations of PMT,

(b) PMT has not incurred any indebtedness for money borrowed or any material liability or obligation, contingent or otherwise, except in the ordinary course of business or entered into any material commitment or other transaction not in the ordinary course of business,

(c) there has been no event, occurrence, or development that has resulted or that could result in a Material Adverse Effect,

(d) PMT has not declared or made any payment or distribution of cash or other property to its directors or officers (other than in compliance with existing compensation agreements or incentive option plans), or purchased, redeemed (or made any agreements to purchase or redeem) any limited partner interest,

(e)	PMT has not altered its method of accounting,

(f) PMT has not incurred or become subject to any material claim or material liability for any damages or alleged damages for any actual or alleged negligence or other tort or breach of contract,

(g) except in the ordinary course of business and consistent with the past practice of PMT, PMT has not sold, transferred, or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of its assets, property or rights or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims,

(h) PMT has not entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights, or requiring the consent of any party to the transfer and assignment of any of such assets, property or rights,

(i) PMT has not made any change in its authorized capital or outstanding securities,

(j) PMT has not issued, sold, delivered or agreed to issue, sell or deliver any member interests, bonds or other securities, or granted or agreed to grant any options, warrants or other rights calling for the issue, sale or delivery thereof,

(k) PMT has not adopted any new, or made any increase in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of such officers, directors or salaried employees;

(l) neither PMT nor any employee of PMT has been cited for any violations of the Texas Finance Code or regulations of the Department of Banking promulgated thereunder, and

(m) PMT has not entered into any material verbal or written agreement or other transaction that is not in the ordinary course of business.

5A.14. Furniture and Equipment. Attached hereto as Schedule 5A.14 is a list setting forth a description of all major items of furniture and equipment owned or leased by PMT at February 28, 2003. All items of furniture and equipment reflected on the PMT Financial Statements or Schedule 5A.14 are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except such as require routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

5A.15. Material Contracts. Attached hereto as Schedule 5A.15 is a list and brief description as of the date of this Agreement of certain written or oral leases, contracts, commitments, agreements, guarantees, and other documents to which PMT is a party or by which it is bound. Except for contracts and documents listed in Schedule 5A.15, PMT is not a party to or bound by any written or oral (a) contract not made in the ordinary course of business; (b) employment contract; (c) bonus, pension, profit sharing, retirement, hospitalization, insurance or other plan providing employee benefits; (d) lease with respect to any property, real or personal, whether as lessor or lessee; (e) continuing contract for the future purchase of materials, supplies or equipment in excess of the requirements of its business now booked; (f) contract or commitment for capital expenditures; (g) contract continuing over a period of more than six months from its date; (h) contract providing for annual payments in excess of $25,000 or aggregate payments in excess of $50,000, or (i) contract between any member or employee of PMT and PMT, (j) promissory note, loan agreement, guarantee or other contract or commitment for the borrowing of money by PMT, or (k) contract material or necessary to conduct the operations and business of PMT. A true copy of each lease, contract, commitment and agreement listed in Schedule 5A.15 has been furnished to the Salient Parties or made available for review by the Salient Parties, and, except as otherwise disclosed on Schedule 5A.15, each such lease, contract, commitment and agreement is in full force and effect and the parties thereto are not in default thereunder.

5A.16. Employees. Attached hereto as Schedule 5A.16 is a schedule listing the names and annual rates of compensation of all the present officers, salaried employees and agents of PMT. Schedule 5a.16 summarizes the bonuses, profit sharing, incentive, percentage compensation and other like benefits, if any, paid or payable to such officers, directors, employees and agents for the year ended December 31, 2002, and for the period from December 31, 2002, to February 28, 2003. Schedule 5a.16 also sets forth all loans and advances (other than routine travel advances to be repaid or formally accounted for within 60 days) made by PMT since December 31, 2002, to any director, officer or employee of PMT, and the current status thereof, whether or not such loan or advance is presently outstanding.

5A.17. Investment Company, Etc.. PMT is not regulated or required to be registered as an investment company, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, or transfer agent under and federal, state, or local statute, laws, rule, or regulation.

5A.18. Insurance. PMT maintains the insurance policies summarized on Schedule 5A.18. To the knowledge of SMHG, all such insurance policies are in full force and effect.

5A.19. Customer Relationships. PMT is in compliance with the terms of each contract with any customer to whom PMT provides services (a “Client”), and each such contract is in full force and effect. There are no disputes pending or, to SMHG’s knowledge, threatened with any Client under the terms of such contract or with any former Client. PMT has provided or made available to Salient Partners true and complete copies of the standard form of all advisory and similar agreement with Clients. To PMT’s knowledge, except as set forth on Schedule 5A.20, there have been no complaints or disputes with customers that have not been resolved that are expected to result in a Material Adverse Effect

5A.20. Questionable Payments. PMT has not made, and SMHG has no knowledge or information that any director, officer, employee, agent, or other representative of PMT or any person acting on behalf of any of them has made, directly or indirectly, any bribes, kickbacks, political contributions with corporate funds, payments from corporate funds not recorded on the books and records of PMT, payments from corporate funds that were knowingly and falsely recorded on the books and records of PMT, payments from corporate funds to governmental officials in their individual capacities or illegal payments from corporate funds to obtain or retain business.

5A.21. Transactions with Affiliated Parties. Except as set forth on Schedule 5A.22, PMT has not engaged in any transactions with any Affiliated Party (other than transactions inherent in the normal capacities of partners, managers, officers, or employees). Except as set forth in Schedule 5A.21, no Affiliated Party has any ownership interest, directly or beneficially, in any competitor or customer of PMT (except with respect to no more than 1% of the issued stock of any company the securities of which are publicly traded on a national stock exchange or in the over-the counter market). For purposes of this Section 5A.21, “Affiliated Party” means the SMHG, directors, employees, officers, and managers of PMT; any spouse or child of an employee, officer, manager, or director of PMT; any trust of which any employee, officer, manager, or director of PMT is a grantor, trustee or beneficiary; any corporation of which any employee, officer, manager, or director of PMT, or any spouse or child of such employee, officer, manager or director, is an officer, director or shareholder; or any partnership of which SMHG, or any employee, officer, manager, or director of PMT is a partner.

5A.22. Books and Records. The books and records of PMT are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all meetings or proceedings of its managers and members.

5A.23. Discretionary Accounts. PMT has operated its investment accounts for which it has investment discretion in accordance with the investment objectives and guidelines in effect for each such investment account, except when lack of compliance would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on PMT.

5A.24. Environmental and Safety Laws. PMT is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

SECTION 6. Survival of Representatives and Warranties; Indemnification. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Salient Parties, Advisors, Capital, and SMHG herein and in any certificates or documents delivered pursuant hereto or in connection therewith shall survive following the Closing and shall remain in full force and effect until March 31, 2005, and shall, with respect to the Option Closing, remain in full force and effect until the date twelve months following the Option Closing Date. The maximum liability of each Salient Party for breaches of representations, warranties, or covenants hereunder shall be equal to the amount of Purchase Price received by such Salient Party.

SECTION 6A. Indemnification. The respective indemnification obligations of the parties are:

6A.1 Indemnification by SMHG. SMHG agrees to pay and to indemnify and hold harmless and defend each Salient Party and their respective successors and assigns from and against any and all obligations, claims, liabilities, damages, penalties, losses, judgments, fines, and reasonable costs and expenses and disbursements incurred in connection with any investigation or defense of the foregoing (collectively, “Damages”) caused by or arising out of or in respect of: (i) any breach or default in the performance by SMHG of any covenant or agreement of SMHG contained in this Agreement; and (ii) any breach of warranty or inaccurate or erroneous representation made by an SMHG in Section 5 and 5A of this Agreement.

6A.2  Indemnification by Principals. Each Principal severally agrees to pay and to indemnify and hold harmless each Salient Party, SMHG, each other Principal, and their respective successors and assigns from and against any and all Damages caused by, arising out of or in respect of: (i) any breach or default in the performance by the Principal of any covenant or agreement made by the Principal in this Agreement; or (ii) any breach of warranty or inaccurate or erroneous representation made by the Principal in Section 4 of this Agreement.

6A.3  Indemnification by the Salient Parties. The Salient Parties jointly and severally with respect to Salient Partners and the General Partner and severally with respect to the Principals, agree to pay and to indemnify and hold harmless and defend SMHG and its successors and assigns from and against any and all Damages caused by or arising out of or in respect of: (i) any breach or default in the performance by any Salient Party of any covenant or agreement of such Salient Party contained in this Agreement; and (ii) any breach of warranty or inaccurate or erroneous representation made by such Salient Party in Section 4 of this Agreement.

6A.4 Requests for Indemnification. If any party (an “Indemnified Party”) becomes aware of a fact, circumstance, claim, situation, demand or other matter for which it or any other Indemnified Party has been indemnified under this Section 6A (any such item being herein called an “Indemnity Matter”), the Indemnified Party shall give prompt written notice of the Indemnity Matter to the Indemnifying Party, requesting indemnification therefor, specifying the nature of and specific basis for the Indemnity Matter and the amount or estimated amount thereof to the extent then feasible; provided, however, a failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually materially prejudiced by such failure. The Indemnifying Party shall have the right to assume the defense or investigation of such Indemnity Matter and to retain counsel and other experts to represent the Indemnified Party and shall pay the fees and disbursements of such counsel and other experts. If within 30 days after receipt of the request (or five days if litigation is pending) the Indemnifying Party fails to give notice to the Indemnified Party that the Indemnifying Party assumes the defense or investigation of the Indemnity Matter, an Indemnified Party may retain counsel and other experts (whose fees and disbursements shall be at the expense of the Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. If an Indemnifying Party retains counsel and other experts, any Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel and other experts or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, be inappropriate due to actual or potential differing interests between them. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Indemnity Matter which the Indemnifying Party defends, or, if appropriate and related to the Indemnity Matter in question, in making any counterclaim against the person asserting the Indemnity Matter, or any cross-complaint against any person. No Indemnity Matter may be settled by the Indemnified Party without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Unless the Indemnifying Party agrees in writing that the Damages to the Indemnified Party resulting from such settlement are fully covered by the indemnities provided herein and that such Damages are fully compensable in money, no Indemnity Matter may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered without the Indemnified Party’s consent pursuant to the immediately preceding sentence, to the extent it is determined that the Indemnified Party has no right under this Section 6A to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party with respect to such matters pursuant to this Section 6A. After the delivery of a notice of an Indemnity Matter hereunder, at the reasonable request of the Indemnifying Party the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters to which the notice relates. The Indemnifying Party will not disclose to any third person (except its representatives) any information obtained pursuant to the preceding sentence which is designated as confidential by the Indemnified Party and which is not otherwise generally available to the public or not already within the knowledge of the Indemnifying Party, except as may be required by applicable law. The Indemnifying Party shall request its representatives not to disclose any such information (unless already within its knowledge or as may be required by applicable law). All such access shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions that will not unreasonably interfere with the business and operations of the Indemnified Party.

6A.5 Exclusive Remedy. The indemnification provisions of this Section 6A shall constitute the parties’ exclusive remedy for breaches of the representations, warranties, and covenants herein, and shall be subject to the applicable limitations contained in Section 6.

SECTION 7. Operations of Advisors, Capital and PMT.

7.1 PMT. Commencing on the Closing Date and continuing until the earlier to occur of: (a) a Change of Control and exercise of the Put Option or Purchase Option or (b) SMHG or the Salient Parties exercise their buy-sell rights pursuant to Section 8 hereof (a “Termination Event”), Messrs. Blaisdell, Linbeck, Sherman, and Radcliffe (“Salient Managers”) will be retained as the management team for PMT at salaries totaling $620,000 (which aggregate total may be increased or decreased upon mutual agreement of the Salient Managers and SMHG), which shall be allocated as salary 29% each to Messrs. Linbeck, Sherman, and Blaisdell and 13% for Mr. Radcliffe. In addition, until the earlier to occur of (a) the Contribution (as hereinafter defined) or (b) a Termination Event, the Salient Parties shall be entitled to receive, as a management fee, an amount equal to 50% of the annual net income of PMT before provision for taxes determined in accordance with GAAP; after such Contribution, PMT shall distribute its distributable cash to Newco and Newco shall distribute the same to its partners based on their respective ownership percentages (unless the Management Committee, by majority vote, determines to retain such distributable cash).

7.2 Combination of Operations. Following the Closing and upon receipt of the approval of the Department of Banking, SMHG shall deliver the shares representing all of the issued and outstanding capital stock of PMT or, if PMT has been converted to a limited liability company, shall transfer all member interests in New PMT to Newco (the “Contribution”). The Contribution shall only be subject to obtaining the approval of the Department of Banking and shall occur as soon as practicable upon receipt of such regulatory approval. SMHG and each agent, officer, and/or representative thereof shall use its or their commercially reasonable best efforts, and shall cause PMT and New PMT and each agent, officer, and/or representative thereof to use its or their commercially reasonable best efforts (in each case including seeking the permission of the Department of Banking) to gain regulatory approval for the Contribution. Upon occurrence of the Contribution, the Board of Directors of PMT (or the board of managers of New PMT, as the case may be) shall be reconstituted to be the same individuals as the Management Committee.

7.3 Excess Capital. SMHG agrees that cash and cash equivalents and marketable securities of PMT in excess of the minimum tangible capital requirement imposed on PMT (or New PMT, if after conversion) by the Department of Banking (“Excess Capital”) may be expended for acquisitions and expansion subject to the approval of the Management Committee of Newco GP. SMHG estimates such Excess Capital to be approximately $2.9 million as of March 31, 2003.

7.4 Distributions. Newco shall make one or more distributions of Distributable Cash Flow (as defined in the Newco Partnership Agreement) during each fiscal year. In the event that a super majority of the Management Committee (5 of seven members or, if the Management Committee is comprised of a greater or lesser number of members, 67% of the members rounded up or down to the nearest whole number) recommends retention of all Distributable Cash Flow, then no cash distributions shall be made; provided, that there shall be at least one distribution each year at least equal to the taxable income of Newco multiplied by the highest marginal federal income tax rate.

7.5 Name Change. Immediately following the Closing, Salient Partners shall change its name and each of the Salient Parties shall cause each other related party to change its name so as not to include the name “Salient” and Newco shall change its name to “Salient Partners, L.P.”

7.6 Services Post Closing. From and after the date of Closing and continuing through and including a Termination Event in which the Salient Parties acquire the Newco Group, SMHG, or its successor in interest, shall continue to provide to the Newco Group the same services that it has historically provided to PMT consistent with its current practice and for no greater charge that SMHG’s provides such services to any other subsidiary or division of SMHG, which services shall include: human resources, accounting support (maintaining the books and records of the Newco Group and issuing financial statements, etc.), administrative support, and such other services that SMHG has provided to PMT in the past.

7.7 Application to Banking Commissioner. As soon as practicable after the execution of this Agreement, all parties required to do so by the Texas Finance Code shall prepare and file with the Texas Banking Commissioner an application under Section 182.302 of the Texas Finance Code seeking approval of the Texas Banking Commissioner to convert PMT from a trust association organized as a Texas corporation to a limited trust association organized as a Texas limited liability company and an application under Section 183.002 of the Texas Finance Code seeking approval of the Texas Banking Commissioner of any change of control of PMT that may occur as a result of the contribution of the member interest of New PMT to Newco, and upon being notified by the Texas Banking Commissioner that the application is complete, shall either (i) comply with the notice requirements of Section 183.002(d) of the Texas Finance Code or (ii) request a waiver of the notice requirements from the Texas Banking Commissioner under Section 183.002(f) of the Texas Finance Code. Thereafter, the appropriate parties shall take all such action and shall attend all such hearings and provide all such information to the Texas Banking Commissioner as the Commissioner may require in connection with the Commissioner’s consideration of the applications; provided, however, that nothing in this Section 7.7 shall require SMHG or PMT to (i) agree to the imposition of any material limitation on the ability of PMT to conduct its trust business after the Closing in substantially the same manner as before the Closing or (ii) make any undertaking relating to PMT or its assets, properties, business, operations or practices which, in the reasonable judgment of SMHG and Salient Partners would or could have, after the Closing, a material adverse effect on PMT.

SECTION 8. Buy-Sell Rights. The Newco Partnership Agreement and Newco GP Regulations, respectively, shall provide that, subsequent to May 1, 2008, either SMHG or Salient Partners shall have the right, at any time, exercisable by written notice (the “Offer”) to the other party to buy each other’s ownership interests in the Newco Group. The Offer shall constitute an offer by the offeror-party both (a) to sell its interests in the Newco Group and (b) to purchase the offeree-party’s interest in the Newco Group pursuant to the following provisions:

8.1 Determination of Price. Following the giving and receipt of an Offer, SMHG and Salient Partners shall have a period of 30 days to arrive at a mutually agreeable price for the interest in the Newco Group. If SMHG and Salient Partners cannot agree on a price within such 30-day period, within 10 Business Days after the end of the 30-day period SMHG and Salient Partners shall each select an independent appraiser nationally recognized as qualified to appraise businesses in the financial services industry, each of whom shall deliver its appraisal of the Fair Market Value (as hereinafter defined) to an independent person (to be agreed by SMHG and Salient Partners) within 20 Business Days of its selection as an appraiser. If the higher appraisal is more than 20% greater than the lower appraisal, the independent person shall notify SMHG and Salient Partners and each appraiser of that fact (but not of the amounts). In such a case, the two appraisers shall within 10 Business Days of such notification from the independent person agree on a third independent appraiser nationally recognized as qualified to appraise businesses in the financial services industry, who shall deliver its appraisal of Fair Market Value to the independent person within 20 Business Days of the selection of such third appraiser, and Fair Market Value shall be the median of the three appraisals. If the higher of the first two appraisals is not more than 20% greater than the lower of the first two appraisals, Fair Market Value shall be the arithmetic mean of the first two appraisals and there shall not be any third appraisal. The independent person shall promptly give written notice of Fair Market Value to SMHG and Salient Partners.

8.2 Right of Salient Partners. Following determination of Fair Market Value pursuant to Section 8.1, Salient Partners shall have the right to buy from SMHG, and SMHG shall be obligated to sell, its interests in the Newco Group at the Fair Market Value; provided, however, that the Fair Market Value shall be appropriately adjusted to reflect the net decline in pre-tax earnings that result due to the anticipated payment of the SMHG Residual Net Revenues (hereafter defined). Salient Partners shall have 10 Business Days to exercise such right by written notice to SMHG. If Salient Partners elects to exercise its right to purchase SMHG’s interest in the Newco Group, Salient Partners and SMHG shall, within 45 days after receipt of notice, execute such documents and instruments reasonable necessary by Salient Partners to sell and transfer SMHG’s interest in the Newco Group at the purchase price, and the closing of such sale shall take place on a Business Day not more than 45 calendar days after receipt of the notice. The purchase price shall be paid 50% in cash and the balance in the form of a promissory note maturing three years following its date of issuance and bearing interest at the prime rate of interest published in The Wall Street Journal. At such closing, SMHG shall sell and transfer its interest in Newco and Newco GP to Salient Partners free and clear of any liens, encumbrances, or security interests. In addition to payment of the Fair Market Value, Newco shall pay to SMHG on a quarterly basis a portion of the management fees received by Newco or TEF GP with respect to clients of SMHG (other than existing clients or affiliates of PMT) who invest in The Endowment (Domestic) Fund, L.P., The Endowment (Exempt) Fund I, L.P., and/or The Endowment (Exempt) Fund II, L.P. (collectively and taken as a group) equal to the management fees paid by such persons to Newco or charged by TEF GP multiplied by one (1) minus a fraction the numerator of which is the general and administrative expenses of the Newco Group in the 12 months prior to the Offer and the denominator of which is the revenues of the Newco Group during such time frame (“SMHG Residual Net Revenues”).

8.3 Right of SMHG. If Salient Partners does not elect to purchase SMHG’s interests in the Newco Group pursuant to Section 8.2, SMHG shall have the right to buy from Salient Partners, and Salient Partners shall be obligated to sell, its interests in the Newco Group at the Fair Market Value. If SMHG elects to exercise its right to purchase Salient Partner’s interests in the Newco Group, Salient Partners and SMHG shall, within 45 days after receipt of notice, execute such documents and instruments reasonable necessary by SMHG or its successor to sell and transfer Salient Partner’s interests in the Newco Group at the purchase price, and the closing of such sale shall take place as soon as practicable but in any event within 45 days after receipt of the notice. The purchase price shall be paid 50% in cash and the balance in the form of a promissory note maturing three years following its date of issuance and bearing interest at the prime rate of interest published by The Wall Street Journal. At such closing, Salient Partners shall sell and transfer its interest in the Newco Group to SMHG or its successor free and clear of any liens, encumbrances, or security interests. In addition, if SMHG or its successor exercises its right to purchase Salient Partner’s interest, each Principal, who is then employed by the Newco Group, Advisors, or Capital, agrees to enter into an employment agreement with SMHG or its successor with a minimum term of two-years (which shall contain a coterminous non-compete provision) with compensation and upon terms mutually acceptable to the parties (but in no event shall the compensation be less than that which was being received by a Principal prior to such date). ). The purchase of SMHG’s interests by the Salient Parties or the Salient Parties’ interests by SMHG shall be done simultaneously with the purchase of SMHG’s Interests in TEF GP and TEF LLC or the Salient Parties’ (or, in the case of Messrs. Linbeck, Sherman and Radcliffe, SEE’s) Interests in TEF GP or TEF LLC, respectively, pursuant to the terms of the TEF Agreement (with Interests, as used in this sentence, having the meaning set forth in the TEF Agreement).

8.4 Fair Market Value. For purposes of this Section 8, “Fair Market Value” shall mean the fair market value of the Newco Group (collectively and considered as a whole) as a going concern in a sale on an arm’s length basis between an informed and willing buyer and an informed and willing seller under no compulsion to buy or sell, taking into account all the facts and circumstances then prevailing, including the Newco Group’s consolidated business at the time of valuation, agreements to which the Newco Group is a party, assuming consummation of the sale of the Newco Group to a party not affiliated with Salient Partners or SMHG. For the purposes of determining the Fair Market Value, (a) the Class B Units shall be valued at the Liquidation Preference, (b) the Fair Market Value shall be appropriately adjusted to reflect the net decline in pre-tax earnings that result due to the anticipated payment of the SMHG Residual Net Revenues in the event that the Salient Parties acquire the Newco Group pursuant to Section 8.2 above, and (c) the Fair Market Value shall be reduced on a dollar for dollar basis by any amount paid by SMHG pursuant to the TEF Agreement to purchase any interests in TEF GP or TEF LLC from the Principals (or, in the case of Messrs. Linbeck, Sherman and Radcliffe, SEE) that SMHG does not already own. Fair Market Value shall be allocated to the interests in the Newco Group as follows: (a) first, to the Class B Units and (b) the balance to the remaining interests in the Newco Group. SMHG and Salient Partners shall pay all costs of the appraisals performed under Section 8.1 on an equal basis.

SECTION 9.  Right of First Refusal With Respect to Newco Interests. If SMHG or Salient Partners (a “Selling Partner”) proposes to sell, assign, encumber, hypothecate, distribute, pledge, convey in trust, give, or otherwise transfer or dispose of (a “Transfer”) all or any portion of its interests in the Newco Group, whether voluntarily or involuntarily, then the Selling Partner shall promptly give written notice (the “Offer Notice”) to the other partners at least 30 days prior to the proposed closing of such Transfer. The Offer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the Percentage Interest and Allocation Ratio of the interest to be transferred (the “Offered Interest”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. For a period of 30 days following receipt of any Offer Notice, all partners of the Newco Group that are not the Selling Partner (“Offered Parties”) shall have the right to purchase all or a portion of the Offered Interest subject to the Offer Notice. Such purchase right shall be exercised by written notice signed the other partner and delivered to the Selling Partner within such 30-day period. The exercising partner shall effect the purchase of the Offered Interest, including payment of the purchase price, not more than ten days after delivery of the notice of exercise of the right of first refusal. In the event that the Selling Partner is a Salient Party, the Offered Interest shall be first offered to the other Salient Parties until they have been satisfied (if the other Salient Parties have oversubscribed, then they shall participate ratably) and, in the event that any Offered Interest remains, SMHG shall be entitled fulfill its subscription (if any). Upon each such exercise, the Selling Partner shall deliver to the exercising partner an assignment of the Offered Interest in such form as may be required to effect the Transfer of the Offered Interest. The purchase of SMHG’s interests by the Salient Parties or the Salient Parties’ interests by SMHG shall be done simultaneously with the purchase of SMHG’s Interests in TEF GP and TEF LLC or the Salient Parties’ Interests in TEF GP or TEF LLC, respectively, pursuant to the terms of the TEF Agreement (with Interests, as used in this sentence, having the meaning set forth in the TEF Agreement).

SECTION 10. Covenants and Additional Agreements. On and after the Closing:

10.1. Corporate Existence. Each of Salient Partners, the General Partner, Advisors, Capital, PMT, Newco and Newco GP will (and SMHG shall cause PMT to) take all steps necessary to preserve and continue the corporate, partnership or limited liability company existence of such parties. Each of such parties will comply with all applicable laws and regulations, decrees, orders, judgments, licenses, and permits (“Applicable Laws”), except where non-compliance with such Applicable Laws would not have a Material Adverse Effect.

10.2 Taxes. Each of Advisors, Capital, PMT, Newco and Newco GP will (and SMHG shall cause PMT to) promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed on it or upon its income or profits, or upon any of its properties, real or personal, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon its properties or any part thereof, except where the failure to do so would not have a Material Adverse Effect; provided, however, that neither Advisors, Capital, PMT, Newco or Newco GP shall be required to pay or cause to be paid any such tax, assessment, charge, levy or claim prior to institution of foreclosure proceedings if the validity thereof shall be contested in good faith by appropriate proceedings and if such party shall have established reserves deemed by such party to be adequate with respect to such tax, assessment, charge, levy, or claim.

10.3 Insurance. The Newco Group will maintain liability, property damage, and insurance on its insurable property against fire and other hazards with responsible insurance carriers in the relative proportionate amounts consistent with past practice and usually carried by reasonable and prudent companies conducting businesses similar to that of such parties, except where the failure to do so would not have a Material Adverse Effect.

10.4 Financial Statements and Compliance Certificates. The Newco Group (including PMT) will keep true books of record and account in which full, true, and correct entries in accordance with generally accepted accounting principles will be made of all dealings or transactions in relation to its business and activities. After the Closing Date until such date on which SMHG or Salient Partners ceases to own any securities of the Newco Group and the Option Interests, the Newco Group shall furnish, by email, facsimile or overnight mail, to each of SMHG and Salient Partners:

(a) commencing with the fiscal quarter ending March 31, 2003, within 30 days after the end of each quarter, a consolidated balance sheet of the Newco Group as of the end of such quarter and consolidated statements of operations and cash flows of the Newco Group for such quarter and for the expired portion of the then current fiscal year, setting forth comparable figures for the same quarter and expired portion of the previous fiscal year, and prepared and certified by the chief financial or accounting officer of Newco, subject to year-end audit adjustment;

(b) commencing with the fiscal year ending December 31, 2003, within 60 days after the end of each fiscal year, an audited consolidated balance sheet of the Newco Group as of the end of such fiscal year and audited consolidated statements of operations, partner’s capital, and cash flows of the Newco Group for such fiscal year, setting forth comparable figures for the previous fiscal year, all reported upon, and certified by, the independent accountants and registered auditors of the Newco Group; and

(c) any other financial statements or reports as may reasonably be requested by SMHG or Salient Partners.

10.5 Investment Advisory Agreement Acknowledgements. Upon being notified by SMHG that it intends to exercise the Purchase Option or its purchase right under Section 8.2, Advisors agrees to use its commercially reasonable best efforts to obtain as soon as reasonable practicable (a) any consents of Clients necessary in connection with the “assignment” of the contracts pursuant to which Advisors provides investment advisory services to a Client with the meaning of the Advisers Act (an “Advisory Agreement”) resulting from SMHG’s exercise of the Purchase Option or purchase right; provided that SMHG agrees that other than with respect to any Advisory Agreement which by its terms expressly requires written consent to its assignment, effective consent to such assignment of an Advisory Agreement may be obtained for all purposes hereunder and under applicable law by informing such Client of (i) the intention to consummate the Purchase Option or purchase right, which may result in a deemed assignment of such Advisory Agreement, (2) Advisors’ intention to continue the advisory services pursuant to the existing Advisory Agreement with such Client after the Option Closing Date, and (3) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for at least 40 days after receipt of such notice without termination, and the consent or approval of all persons party to contract with Advisors, to the extent such consent or approval is required in order to consummate the Purchase Option and for Advisors to continue to receive the benefits of such contract.

10.6 SMHG Capital Incentive Plan Participation. SMHG agrees to permit the Principals or Newco to purchase shares of SMHG Stock through the Sanders Morris Harris Group Inc. Capital Incentive Program or any similar plan adopted by SMHG. Any employee who receives a bonus from Newco may use such bonus to purchase shares of SMHG Stock at a purchase price equal to 66.67% of an amount equal to 5% of the sum of the closing prices for shares of SMHG Stock as reported by The Nasdaq Stock Market for the 20 trading days prior to such purchase. In addition, Salient Partners and the Principals agree that, until the date five years after the Closing Date, Salient Partners and/or each Principal shall have the option to purchase shares of SMHG Stock pursuant to the Capital Incentive Program or otherwise from SMHG in an amount at least equal to 25% of cash distributed (net of taxes actually paid by Salient Partners or a Principal) to Salient Partners by Newco or to a Principal by Salient Partners. Shares purchased pursuant to this Section will vest 50% at the end of the first year, 75% at the end of the second year, and 100% at the end of the third year.

10.7 Registration of SMHG Stock. SMHG shall prior to March 31, 2005, file with the Commission a registration statement on Form S-3 relating to the issuance of SMHG Stock to Salient Partners and the Principals pursuant to Section 3.2 and the resale of such SMHG Stock by Salient Partners and the Principals and use commercially reasonable efforts to have such registration statement declared effective on or before such date. In the case of such registration, SMHG will keep Salient Partners and the Principal reasonably advised in writing as to the initiation of each registration and as to the completion thereof. At its expense with respect to any registration statement filed pursuant to this Section 10.7, SMHG will use its commercially reasonable best efforts to:

(a) prepare and file with the Commission with respect to SMHG Stock, a registration statement on form S-3 or such other form for which SMHG then qualifies or which counsel for SMHG shall deem appropriate, and which form shall be available for the sale of SMHG Stock in accordance with the intended method(s) of distribution thereof, and use its commercial efforts to cause such registration statement to become and remain effective at least for a period ending with the first to occur of (i) the sale of all SMHG Stock covered by the registration statement or (ii) the availability under Rule 144(e) or 144(k) for Salient Partners and the Principals to immediately resell all SMHG Stock covered by the registration statement (in either case, the “Effectiveness Period”); provided that no later than five business days before filing with the Commission a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of any registration statement, SMHG shall (i) furnish to one counsel (“Holders Counsel”) selected by Salient Partners and the Principals copies of all such documents proposed to be filed (excluding any exhibits other than applicable underwriting documents), in substantially the form proposed to be filed, which documents shall be subject to the review of such counsel, and (ii) notify Salient Partners and the Principals of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

(b) if a registration statement is subject to review by the Commission, promptly respond to all comments and diligently pursue resolution of any comments to the satisfaction of the Commission;

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective during the Effectiveness Period (but in any event at least until expiration of the 90-day period referred to in Section 4(3) of the Securities Act and Rule 174 if applicable), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended method(s) of disposition by the sellers thereof set forth in such registration statement;

(d) furnish, without charge, to Salient Partners and the Principals such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any other prospectus filed under Rule 424 under the Securities Act) as such Persons may request, in conformity with the requirements of the Securities Act;

(e) use its commercially reasonable best efforts to register or qualify SMHG Stock under such other applicable securities or blue sky laws of such jurisdictions as Salient Partners and the Principals reasonably request as may be necessary for the marketability of SMHG Stock (such request to be made by the time the applicable registration statement is deemed effective by the Commission); provided that SMHG shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

(f) promptly notify Salient Partners and the Principals at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event which comes to SMHG’s attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and SMHG shall promptly prepare and furnish to Salient Partners and the Principals a supplement or amendment to such prospectus (or prepare and file appropriate reports under the Exchange Act) so that, as thereafter delivered to SMHG’s of such SMHG Stock, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(g) comply, and continue to comply during the period that such registration statement is effective under the Securities Act, in all material respects with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission with respect to the disposition of all securities covered by such registration statement, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(h) as promptly as practicable after becoming aware of such event, notify Salient Partners and the Principals of the issuance by the Commission of any stop order or other suspension of effectiveness of the registration statement at the earliest possible time; and

(i) use its best efforts to cause SMHG Stock covered by the registration statement to be quoted on the Nasdaq National Market or such other principal securities market on which securities of the same class or series issued by SMHG are then listed or traded.

10.8 Voting of Shares of Newco GP. The Newco GP Regulations shall provide that until the aggregate purchase price of shares of SMHG Stock purchased by Salient Partners and the Principals subsequent to the Closing or the distributions of Newco and Newco GP made to its partners (collectively and taken as a whole) exceed the Cash Consideration, the following actions shall require the approval of at least two thirds (5 out of 7) of members of the Management Committee: (a) the sale or other disposition of all of substantially all of the assets of Newco or Newco GP, (b) the merger, consolidation, or conversion of Newco or Newco GP with or into another entity, (c) capital expenditures by Newco or Newco GP in excess of $200,000, (d) borrowings in excess of a working capital facility of $500,000.

10.9 Relocation of Offices. The principal executive offices of Newco and Newco GP (or any subsidiary thereof, including, without limitation, Advisors, Capital, PMT (whether before or after Contribution)) shall be as determined by a majority vote of the Executive Committee, provided, however, that in the event that the Executive Committee determines to relocate the executive offices to 600 Travis, SMHG shall reimburse Newco and Newco GP for all relocation costs and absorb any costs and expenses of terminating the existing Salient Partners’ lease and PMT lease and such expenses shall not be considered and shall be specifically excluded for the purposes of calculating Fair Market Value, the value of the Put Option or Purchase Option, or the Allocable Share Amount, except to the extent such costs and expenses are included in determining SMHG’s net income.

10.10 Commission Recapture. The parties agree that any recapture or commission rebates paid by Sanders Morris Harris Inc. with respect to investment funds managed by the Newco Group shall be reduced by 50% of the standard recapture of commission.

SECTION 11. Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

SECTION 12. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via overnight courier, sent by facsimile, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

if to the Salient Parties
or any Principal, to:	Salient Partners, L.P.
4625 San Felipe, Suite 740
Houston, Texas 77027
Facsimile: 713-629-0379
Attn: A. Haag Sherman

with a copy to:	Jonathan W. DePriest
Chamberlain, Hrdlicka, White, Williams & Martin
1200 Smith Street, Suite 1400
Houston, Texas 77002
Facsimile: (713) 658-2553

if to SMHG, to:	Sanders Morris Harris Group, Inc.
600 Travis, Suite 3100
Houston, Texas 77002
Attn: Robert E. Garrison II
Facsimile: (713) 993-4617

with a copy to:	John T. Unger
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Facsimile: (713) 654-1871

or to such other person at such other place as such party shall designate to the other parties in writing. If Notices provided in accordance with this Section 12 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required) (iii) upon confirmation, answer back received, of successful transmission of a facsimile message containing such notice if sent between 9 a.m. and 5 p.m., local time of the recipient, on any Business Day, and as of 9 a.m. local time of the recipient on the next Business Day if sent at any other time, or (iv) three Business Days after deposit in the mail. The term “Business Day” as used in this Section 12 shall mean any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the State of Texas.

SECTION 13. Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the parties hereto. The rights and obligations of the of the parties under this Agreement may be waived only with the written consent of the party from whom such waiver is sought.

SECTION 14. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

SECTION 15. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law provisions thereof.

SECTION 18. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each party will be entitled to specific performance of the obligations of each other party under this Agreement. Each party hereby agrees that, in view of the uniqueness of the transaction contemplated by this Agreement, monetary damages may not be adequate compensation for any loss incurred by reason of any breach of the obligations under this Agreement and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 19. Dispute Resolution.

19.1 Negotiation. Any controversy or claim (“Dispute”) arising out of or relating to this Agreement shall be set forth in a written notice to the other party. Upon receipt of the written notice, the parties hereby agree to enter into a good faith negotiation to resolve the Dispute. If such good faith negotiation has not resolved the controversy or claim after 30 days, the parties hereby agree to enter into a formal arbitration proceeding pursuant to paragraph 19.2.

19.2  Arbitration. Any and all Disputes by either party arising from or related to this Agreement that are not settled pursuant to paragraph 19.1, except actions arising or requesting equitable or injunctive relief, shall be determined solely and exclusively by arbitration (“Arbitration”) in accordance with the Federal Arbitration Act and using the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). On any Dispute where the matter in controversy is less than $100,000, the parties shall us a single arbitrator. With respect to any Disputes with matters in controversy exceeding $100,000, if the parties agree on a single arbitrator within 30 days of commencement of the proceeding, a single arbitrator shall be used. If the parties do not so agree, a panel of three (3) arbitrators shall be used. Each party shall choose one (1) arbitrator, and the third arbitrator shall be chosen by the two (2) arbitrators selected by the parties. If the first two arbitrators cannot agree within 60 days after commencement of the proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of this paragraph, the “commencement of the proceeding” shall be deemed to be the date upon which a written demand for arbitration is received by the AAA from one of the parties. The arbitration hearing will be confidential and will be held in Houston, Texas. In any arbitration proceeding the parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure. The arbitrators shall provide the parties with a written opinion in connection with any award, and the arbitrators’ decision shall be final, binding and may be entered and enforced in any court judgment of competent jurisdiction.

19.3 Costs. Each party shall bear its own expenses in connection with alternative dispute resolution procedures set forth in this paragraph, except that the parties shall split equally the costs associated with any Arbitration.

19.4 Communications. All communications made in connection with the alternative dispute resolution procedure set forth in this section shall be treated as communications for the purposes of settlement and as such shall be deemed to be confidential and inadmissible in any subsequent litigation by virtue of Rule 408 of the Federal Rules of Evidence.

SECTION 20. Entire Agreement. This Agreement (including the attachments hereto) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither party hereto shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein.

SECTION 21. Binding Effect; Persons Benefiting; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. Nothing in this agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective heirs, personal representatives, successors, and assigns any right, remedy, or claim under or by reason of this Agreement or any part thereof. This Agreement may not be assigned by any parties hereto without the prior written consent of each of the other parties hereto; provided, however, that SMHG may assign its rights hereunder to a subsidiary of SMHG, directly or indirectly, controlled by SMHG.

SECTION 22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but both of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized representatives shown below:

SALIENT ADVISORS, L.P.

By:	Salient Partners GP, LLC, general partner

By:	Haag Sherman
Name: Haag Sherman
Title: Manager

SALIENT CAPITAL, L.P.

By:	Salient Partners GP, LLC, general partner

By:	Haag Sherman
Name: Haag Sherman
Title: Manager

SALIENT PARTNERS, L.P.

By:	Salient Partners GP, LLC, general partner

By:	Haag Sherman
Name: Haag Sherman
Title: Manager

SALIENT PARTNERS GP, LLC

By:	Haag Sherman
Name: Haag Sherman
Title: Manager

THE PRINCIPALS:

John A. Blaisdell
JOHN A. BLAISDELL

Andrew B. Linbeck
ANDREW B. LINBECK

J. Matthew Newtown
J. MATTHEW NEWTOWN

Jeremy L. Radcliffe
JEREMY L. RADCLIFFE

A. Haag Sherman
A. HAAG SHERMAN

Adam L. Thomas
ADAM L. THOMAS

SANDERS MORRIS HARRIS GROUP, INC.

By:	George L. Ball
Name: George L. Ball
Title: Chairman of the Board

EXHIBIT A
ASSIGNMENT OF INTERESTS

The undersigned (“Assignor”), the holder of _________________ (the “Securities”), representing a _____ % Sharing Ratio in ________________________ (the “Company”), for such good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby sell, assign, transfer and convey the Securities to ______________(“Assignee”), to have and to hold unto Assignee and its successors and assigns forever.

IN WITNESS WHEREOF, this Assignment has been executed and delivered effective as of April __, 2003.

ASSIGNOR: